Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary Name	Jurisdiction of Formation
Deep Core Inc. (“Deep Core”)	Cayman Islands

DCX S.A.S. (“DCX”) (1)	Colombia

(1)	This company is a wholly-owned subsidiary of Deep Core.